EXHIBIT 10.48

Master Software License Agreement Addendum No. 3	May 13, 2004

ADDENDUM NO. 3 TO MASTER SOFTWARE LICENSE AGREEMENT DATED APRIL 18, 2002

BETWEEN

FISERV SOLUTIONS, INC.

AND

SEDONA CORPORATION

This addendum (hereinafter referred to as the "Addendum") is made and entered into this _________ day of March, 2004 (hereinafter referred to as the “Effective Date”), by and between SEDONA CORPORATION with offices at 1003 West 9th Avenue, 2nd Floor, King of Prussia, Pennsylvania 19406 (hereinafter individually referred to as "Licensor"), and FISERV SOLUTIONS, INC., a Wisconsin Corporation with offices at 912 Fort Duquesne Boulevard, Pittsburgh, Pennsylvania 15222-3602 (hereinafter individually referred to as “Licensee”) [hereinafter referred to jointly as the “Parties”].

BACKGROUND

WHEREAS, Licensor and Licensee entered into a Master Software License Agreement on April 18, 2002, as amended (hereinafter referred to as the "MSLA");

WHEREAS, on June 30, 2003, Licensee elected to cancel the maintenance services as describe in Paragraphs 9.2 (a), (b), (c), and (d) of the MSLA;

WHEREAS, the cancellation of maintenance nullified all rights to subsequent releases, updates, upgrades, patches and corrections. Licensee now desires to license the updates, upgrades, patches, and corrections to the Licensed Product(s);

WHEREAS, the “MSLA” and Addendum No.2 required that Licensor’s relationship with Licensee’s business units be administered solely through the Informent Division (now known as Customer Contact Solutions (hereinafter referred to as “CCS”)), Licensor and Licensee now desire to amend this requirement to allow Licensor to sell directly to all other Licensee’s business units; and

WHEREAS, Licensee now desires to acquire certain Licensed Products and support previously canceled; and

WHEREAS, Licensor desires to provide Licensee with such Licensed Product(s) on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing, and in reliance on the mutual agreements contained herein, the Parties agree to the revised payment terms and to amend the MSLA and Addendum No.2 as provided in this Addendum:

1.	PAYMENT TERMS

	1.1	In consideration to Licensor’s agreement to renew Licensee’s right to Licensed Product(s), previously canceled by Licensee, Licensee agrees to pay Licensor, on the Effective Date of this Addendum, a one time, non-refundable fee in the amount of Two Hundred Eighty Thousand

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Master Software License Agreement Addendum No. 3	May 13, 2004

Four Hundred Dollars and No Cents ($280,400.00) (hereinafter referred to as the “License Renewal Fee”). The License Renewal Fee shall not be paid in cash but be credited to the current balance of Licensee’s prepaid Continuing Royalty. This License Renewal Fee shall be paid in full on or before March 31, 2004.

	1.2	Licensor shall provide up to 750 personnel hours of professional services and customer support services, at a rate of one hundred and thirty three dollars ($134.00) per hour, (hereinafter referred to as “Service Hours”) to CCS, at no cost, until December 31, 2004. CCS shall be responsible for reimbursement, upon receipt of invoice from Licensor for such services, of actual and reasonable travel and other related expenses incurred therewith. CCS shall provide Licensor ten (10) days prior to each month a written summary of the specific projects to be performed by Licensor. In the event that CCS does not use all Service Hours by December 31, 2004, Licensor agrees to reimburse Licensee, at the same rate specified above, the amount equivalent to the professional services and customer support services hours not utilized by Licensee by January 31, 2005.

	1.3	Licensor shall provide Licensee with Maintenance Services for the Licensed Product(s) in compliance with paragraphs 9.2.a through 9.2.f of the MSLA as amended for a period of 3 (three) years from the effective date of this Addendum. The Maintenance Services can only be canceled by a default by Licensor as specified in accordance with the provisions of the MSLA as amended. If either party fails to observe or perform any material obligation under the MSLA as amended, the non-defaulting party may give written termination notice to the defaulting party specifying the material failure. Non-defaulting party may, at its sole option, terminate this Agreement 30 days after notice of default has been received by the defaulting party unless the default is corrected within such 30 day period; provided that, with respect to default by Licensee in payment of undisputed amounts due for Maintenance Services, Licensor shall only have the right to terminate the Maintenance Services and may not terminate the remainder of this Agreement.

	1.4	Licensor shall provide Intarsia version 4.1 to CCS within ten (10) days of the Effective Date of this Addendum. Licensor agrees to exempt CCS from paying Maintenance Services fees for any installation of Intarsia version 4.1, or any prior version of Licensed Product(s), in to the current WalletShare customer base (hereinafter referred to as the “Customer Base”) set forth in Exhibit A. CCS shall pay Licensor Maintenance Services fees, in accordance with the MSLA as amended, on all subsequent releases, updates, upgrades and enhancements of the Licensed Product(s).

	1.5	Upon execution of this Addendum, Licensee agrees to pay to Licensor all outstanding invoices dated on or before March 15, 2004.

2.	AMENDMENTS TO “MSLA” APRIL 18, 2002.

	2.1	Add paragraph 1.23. ““Relative Contribution” means the percentage value of the whole product that is represented by Licensed Product(s), as mutually agreed upon by the Licensee and Licensor.”

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Master Software License Agreement Addendum No. 3	May 13, 2004

2.2	Replace paragraph 3.3. “Reports. In order to comply with the requirements of the Sarbanes-Oxley Act, following the third day of each calendar quarter, Licensee shall submit to Licensor a quarterly report of all Licensed Product(s) distributed by Licensee during such quarter, all fees payable to Licensor with respect thereto, and any other information reasonably requested by Licensor. To the extent Licensee may have earned fees from the Licensor pursuant to its promotion of the Licensed Product(s), Licensor shall provide reporting as described in the preceding sentence.”

2.3	Replace paragraph 3.5. “No Resale Price Restrictions. Licensor and each business unit of Licensee engaged in marketing the Licensed Product(s) shall mutually develop the pricing structure of Licensed Product(s). The pricing structure shall be competitive and consistent with pricing practices of each business units’ specific target market.”

2.4	Add paragraph 4.5. “Licensee grants Licensor the right to sell Licensed Product(s) directly to any business unit or affiliate of Licensee.”

2.5	Add paragraph 9.2.g. “Licensor shall provide support for the most recent Version and the one (1) previous version.”

2.6	Replace paragraph 12.3. “Notwithstanding anything herein to the contrary, in the event of (a) termination for Licensor breach; or (b) bankruptcy, insolvency, re-organization or dissolution of Licensor, provided that Licensor is unable to perform its obligations under this Agreement, the license granted in Section 2 hereunder shall continue in perpetuity, but the payment obligations under Section 2 shall cease.”

2.7	Replace paragraph 13.16. Notices. All notices shall be sent by certified or registered mail, return receipt requested, or by personal delivery, to the following addresses:

If to Licensee:	Fiserv Solutions, Inc.
912 Fort Duquesne Boulevard
Pittsburgh, PA 15222-3602
Attention: Chief Financial Officer

with a copy to:	Fiserv, Inc.
255 Fiserv Drive
Brookfield, WI 53045
Attention: Jeffrey Perzan, Esq.

If to Licensor:	SEDONA Corporation
1003 West 9th Avenue
Second Floor
King of Prussia, PA 19406
Attention: Chief Financial Officer

with a copy to:	Pepper-Hamilton LLP
Hamilton Square
600 Fourteenth Street NW
Washington DC 20005-2004
Attention: Robert Murphy

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Master Software License Agreement Addendum No. 3	May 13, 2004

3.	AMENDMENTS TO “MSLA” LICENSE SCHEDULE NO.1

	3.1	Replace paragraph 1.1. “Software: The Software described by Licensor as Intarsia and all components thereof, including but not limited to the components (“hereinafter referred to as the Components”) known as Update Manager, Process Manager, Report Manager, Data Source Manager, and Intarsia Portal as further described in the Documentation. These are to be delivered by FTP only, as opposed to disk. “

	3.2	Replace paragraph 5.2. “Continuing Royalty. All fees under Section 5.1 of this License Schedule shall be treated as non-refundable, prepaid royalties for purposes of calculating continuing royalties (“Continuing Royalty”). Except as provided in the preceding sentence, Licensee shall pay Licensor, during the years, 2004, 2005 and 2006, Continuing Royalty as follows:”

		3.2.1	Replace paragraph 5.2.1. “Licensee shall pay to Licensor >Continuing Royalty on every Sale of any Licensed Product(s) or Components to Client by Licensee. In no event shall the Continuing Royalty be less than a pre-established minimum royalty (hereinafter referred to as “Minimum Royalty”) paid by Licensee to Licensor on every Sale of any Licensed Product(s) or Components. The Continuing Royalty and Minimum Royalty shall be mutually agreed upon by Licensor and each Licensee’s business unit selling the Licensed Product(s) or Components.”

		3.2.2	Replace paragraph 5.2.2. “Beginning on January 1, 2007 and thereafter, Licensor shall earn $2,500 royalty for each sale of the Licensed Product(s), provided Maintenance Services are no longer provided by Licensor.”

		3.2.3	Add paragraph 5.2.3. “Should Licensee provide the Licensed Product(s) or Components via an Application Service Provider (hereinafter referred to as “ASP”) delivery model, Licensee shall pay Continuing Royalty on any amount paid by Client to Licensee for the Relative Contribution of the Licensed Product(s) or Components, including the proportionate share of any initial set up and installation fees for the length of the ASP contract. In no event shall the aggregate amount of the Continuing Royalty during any one (1) year period of any ASP contract be less than a pre-established Minimum Royalty paid by Licensee to Licensor for the Relative Contribution of the Licensed Product(s) or Components, including the proportionate share of any initial set up and installation fees for the length of the ASP contract. The Continuing Royalty and Minimum Royalty shall be mutually agreed upon by Licensor and each Licensee’s business units selling the Licensed Product(s) or Components.”

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Master Software License Agreement Addendum No. 3	May 13, 2004

	3.3	Replace paragraph 5.3.1. “From commencement of this License Schedule, and in accordance with Section 9.2 of the MSLA as amended, Licensee shall pay Licensor thirty percent (30%) of all maintenance fees, received by Licensee from every Client, on the Relative Contribution of the Licensed Product(s) or Components’ Sale (hereinafter referred to as “Level 3 Maintenance Fee”). In no event shall the Level 3 Maintenance Fee be less than the mutually agreed upon minimum maintenance fee (hereinafter referred to as “Minimum Maintenance Fee”) paid to Licensor by each Licensee’s business units selling the Licensed Product(s) or Components.”

	3.4	Add Paragraph 5.3.3. “Licensor shall provide, for a period of not less than one (1) year, Level 1 Support and Level 2 Support to any Licensee’s business unit requesting such support services. For as long as Licensor is rendering Level 1 Support and Level 2 Support for the Licensed Product(s) or Components, Licensee shall pay Licensor a mutually agreed upon percentage (“hereinafter referred to as “Level 1 and Level 2 Percentage Fee”) on all maintenance fees received by Licensee from every Client, In no event shall the amount paid by Licensee to Licensor for Level 1 Support and Level 2 Support services be less than a mutually agreed upon minimum services fee (hereinafter referred to as “Level 1 and Level 2 Support Minimum Fee”).”

4.	GENERAL

	4.1	This Addendum, including its Exhibits and Appendices, embodies the entire agreement of the parties with respect to the subject matter hereof and supersedes all previous agreements, arrangement, and undertakings with respect thereto.

	4.2	Each party hereby acknowledges that it has not entered into this Addendum in reliance upon any representation made by the other party not embodied herein.

	4.3	No variation, modification, or amendment of this Addendum shall be binding on either party unless such variation, modification, or amendment is in writing and signed by duly authorized representatives of both parties.

	4.4	The prevailing party in any suit or action brought against the other to enforce the terms of this Addendum or any rights or obligations hereunder, shall be entitled to receive its reasonable costs, expenses, and attorneys' fees of bringing such suit or action.

	4.5	The section headings used herein are inserted only as a matter of convenience and for reference and shall not affect the construction or interpretation of this Addendum.

	4.6	If any provision of this Addendum is held to be unenforceable or invalid, the other provisions shall continue in full force and effect.

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Master Software License Agreement Addendum No. 3	May 13, 2004

4.7	The failure of either party to insist on strict performance of any of the provisions hereunder shall not be construed as the waiver of any subsequent default of a similar nature.

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Master Software License Agreement Addendum No. 3	May 13, 2004

IN WITNESS whereof, this Addendum has been executed as of the date hereof by the following duly authorized representatives:

FOR AND ON BEHALF OF SEDONA	BY:

SEDONA CORPORATION
1003 WEST 9TH AVENUE, SECOND FLOOR	NAME:
KING OF PRUSSIA, PA19406
TITLE:

DATE:

BY:

NAME:

TITLE:

DATE:

FOR AND ON BEHALF OF FISERV	BY:

FISERV SOLUTIONS, INC.	NAME:
912 FORT DUQUESNE BOULEVARD
PITTSBURGH, PA 15222-3602	TITLE:

DATE:

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